                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                             1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement              COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              HARTMARX CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                      LOGO

                               ----------------

                                     NOTICE
                                       OF
             ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 13, 1995

To the Stockholders of HARTMARX CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the "Corporation") will be held at The Fairmont Hotel, 200 North Columbus Drive, Chicago, Illinois, on Thursday, April 13, 1995, at 11:00 A. M. for the following purposes:

  (1) To elect Directors of the Corporation.

  (2) To consider adopting the 1995 Incentive Stock Plan, a copy of which is set forth in the attached Proxy Statement as Exhibit A.

  (3) To consider adopting the 1995 Stock Plan for Non-Employee Directors, a copy of which is set forth in the attached Proxy Statement as Exhibit B.

  (4) To consider ratifying the appointment of independent auditors.

  (5) To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed February 15, 1995, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

  In order that the shares of the Corporation may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to Mary D. Allen, Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

  A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between March 31, 1995 and April 13, 1995, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Corporation, 101 North Wacker Drive, Chicago, Illinois.

  A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 1994, is enclosed herewith.

                                          By Order of the Board of Directors
                                          LOGO
                                          MARY D. ALLEN, Secretary

Chicago, Illinois
February 28, 1995

                                      LOGO

                               ----------------

                                PROXY STATEMENT
                                      FOR
             ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION
                           TO BE HELD APRIL 13, 1995

  The Common Stock of HARTMARX CORPORATION (the "Corporation") is the only security entitled to vote at the meeting. On February 15, 1995, the record date for determining the stockholders entitled to vote at the meeting, the Corporation had 32,527,540 shares of outstanding Common Stock, each share entitled to one vote, held by approximately 6,900 stockholders (estimated by adding the number of registered holders furnished by the Corporation's registrar and the number of participants in the Hartmarx Employee Stock Ownership Plan). All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Corporation's Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Corporation's principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

  The enclosed Proxy is solicited by the Corporation's Board of Directors (the "Board"). The cost of preparing and mailing the proxy material will be paid by the Corporation. The approximate mailing date for this material is February 28, 1995. The Corporation will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock of the Corporation registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit Proxies by telephone or telegram or in person, but will receive no additional compensation for such activities.

  Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors, and the affirmative vote of a majority of such shares is required to approve the 1995 Incentive Stock Plan and 1995 Stock Plan for Non-Employee Directors and to ratify the appointment of auditors. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present. On other matters, abstentions are counted as votes cast, while broker non-votes are not counted in determining whether a proposal has been approved.

                        ITEM (1)--ELECTION OF DIRECTORS

  Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the thirteen nominees named below as directors of the Corporation. Each elected director's term of office will be for one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

                    INFORMATION ABOUT NOMINEES FOR DIRECTORS

  The information shown below includes the principal business affiliations of each nominee since 1990.

                                                                         Shares
                                                                        Held(1)
                A. ROBERT ABBOUD, 65--Director since 1974                ------
                                                                         37,469
                                                                        (17,469)


                Mr. Abboud is president of A. Robert Abboud and Company, a private investment company. From April, 1988 to March, 1991, he was chairman and chief executive officer of First City Bancorporation of Texas, Inc. and its subsidiary, First City National Bank of Houston. He is also a director of AAR Corporation, First City Bancorporation of Texas, Inc., Inland Steel Company and Alberto-Culver Company. (2)


                LETITIA BALDRIGE, 69--Director since 1986                16,379
                                                                        (15,879)


                Ms. Baldrige is a writer, public relations consultant and president of Letitia Baldrige Enterprises, Inc., a management training company. She is also a director of the Federal Home Loan Bank of Atlanta and Outlet Communications, Inc.


                JEFFREY A. COLE, 53--Director since 1990                 26,229
                                                                        (23,729)


                Mr. Cole is chairman, chief executive officer and a director of Cole National Corporation, a specialty retailer, having served as president, chief executive officer and director prior to 1991. He is also a director of American Consumer Products, Inc. and Victoria Financial Corporation.


                RAYMOND F. FARLEY, 70--Director since 1981               48,896
                                                                        (22,396)


                Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He served as president and chief operating officer of SC Johnson Wax prior to December, 1988. He is also a director of Johnson Worldwide Associates, Inc., Kemper Corporation and Snap-On Incorporated.

                                                                         Shares
                                                                        Held(1)
                                                                         ------

                ELBERT O. HAND, 55--Director since 1984                 218,043
                                                                       (168,506)


                Mr. Hand is chairman and chief executive officer of HARTMARX CORPORATION. He was president and chief operating officer from 1987 to 1992. He is also a director of Austin Reed PLC, London, England.


                DONALD P. JACOBS, 67--Director since 1980                35,189
                                                                        (27,794)


                Mr. Jacobs is Dean of the J. L. Kellogg Graduate School of Management and Professor of Finance at Northwestern University. He is also a director of Unicom Corporation, and its subsidiary, Commonwealth Edison Company, First Chicago Corporation and its subsidiary, The First National Bank of Chicago, Pet Incorporated, UDC Homes, Inc., Unocal Corporation and Whitman Corporation.


                MILES L. MARSH, 47--Director since 1990                  23,951
                                                                        (22,451)


                Mr. Marsh was chairman and chief executive officer of Pet Incorporated, a producer of specialty foods, until acquired by The Pillsbury Company, a subsidiary of Grand Metropolitan PLC in February, 1995. Mr. Marsh is currently employed by Pet as a special advisor on the integration of Pet with Pillsbury. From 1989 to 1991 he served as president, chief operating officer and a director of Whitman Corporation, a diversified holding company. He is also a director of Bank of America Illinois, Evanston Hospital and Whirlpool Corporation.


                CHARLES MARSHALL, 65--Director since 1980                33,477
                                                                        (12,962)


                Mr. Marshall is retired as vice chairman of the board and a director of American Telephone and Telegraph Company, a communications company. He is also a director of Ceridian Corporation, GATX Corporation, Sonat, Inc., Sundstrand Corp. and Zenith Electronics Corp.


                CHARLES K. OLSON, 52--Director since 1992                 5,300
                                                                         (5,300)

                Mr. Olson is executive vice president and managing director of Dearborn Financial, Inc., an investment advisory and financial consulting firm. (3)

                                                                         Shares
                                                                        Held(1)
                TALAT M. OTHMAN, 58--Director since 1992                 ------
                                                                         11,550
                                                                        (11,550)


                Mr. Othman is chairman, chief executive officer and a director of Dearborn Financial, Inc., an investment advisory and financial consulting firm. He is also a director of Harken Energy Corporation and Pathogenesis. (3)


                HOMI B. PATEL, 45--Director since 1994                  160,805
                                                                       (100,273)


                Mr. Patel is President and Chief Operating Officer of HARTMARX CORPORATION. He was president of the Men's Apparel Group in 1990 and chairman and chief executive officer in 1991. He is also a director of the Amalgamated Life Insurance Co.


                STUART L. SCOTT, 56--Director since 1993                 26,550
                                                                        (11,550)


                Mr. Scott is chairman and chief executive officer of LaSalle Partners Limited, an international real estate services firm. He was co-chairman from 1988 to 1993, and previously served in various executive positions with LaSalle Partners. (4)


                SAM F. SEGNAR, 67--Director since 1981                   27,566
                                                                        (25,729)


                Mr. Segnar is retired as chairman and chief executive officer of Enron Corp., an integrated gas pipeline company, and also former chairman of both Vista Chemical Company, an integrated producer of commodity and specialty chemicals, and Collecting Bank, N.A. He is also a director of Gulf States Utilities Co., Mapco, Inc., Seagull Energy Corp., Textron, Inc. and ProBank, N.A.

- --------
(1) Shares listed include shares of Common Stock beneficially owned, directly or indirectly, as of February 15, 1995 and shares which may be acquired within 60 days through exercise of stock options (shown in parentheses under "Shares Held"). Shares beneficially owned, directly or indirectly, and shares which may be acquired within 60 days through the exercise of stock options (shown in parentheses) by the Named Executive Officers included in the Summary Compensation Table (other than Messrs. Hand and Patel) are as follows: Mr. Rueckel, 21,596 (14,000); Mr. Morgan, 33,061 (20,250); and Mr. Brenner, 18,055 (10,146). Each person has sole voting and dispositive power with respect to the Shares held, except as follows: Mr. Hand's total includes 200 shares held as custodian for the benefit of his child and 100 shares held by his wife; Mr. Jacobs' total includes 3,000 shares held by his wife; and Mr. Rueckel's total includes 1,000 shares held by his wife. No director or nominee beneficially owns as much as 1% of the Corporation's Common Stock. All directors and executive officers of the Corporation as a group (a total of 21 persons) beneficially own 790,215 shares of Common Stock (2.4% of all outstanding shares), including 530,129 shares (1.6%) that they have rights to acquire within 60 days through the exercise of stock options.
(2) On November 23, 1992, First City Bancorporation of Texas, Inc. ("First City"), consented to an involuntary bankruptcy petition filed against it following federal regulatory actions closing, and appointing the FDIC as receiver of, First City's subsidiary banks. The Bankruptcy Court entered an order permitting First City to operate as a debtor-in-possession under Chapter 11 of the Bankruptcy Code and First City pursued legal challenges to the seizure of its banks. In January, 1993, the FDIC announced the sale of 20 of the seized banking operations at a premium significantly in excess of earlier announced expectations. During 1994 First City and the FDIC reached a definitive agreement reflecting a settlement of the litigation between First City and the banking regulators which will provide First City with an estimated $200 million in cash and assets, plus all surplus proceeds from the various receiverships, upon consummation of a plan of reorganization. A joint plan of reorganization incorporating the terms of this settlement was filed by First City and certain of its creditors on January 4, 1995, and a confirmation hearing on the plan is scheduled for March, 1995.
(3) Messrs. Olson and Othman were elected, and are being nominated for election, as directors pursuant to the provisions of a Stockholder's Agreement entered into by the Corporation and Traco International, N.V. ("Traco"), in conjunction with Traco's December 31, 1992 acquisition of 5,714,286 shares of the Corporation's Common Stock at $5.25 per share together with a currently exercisable warrant to purchase an additional 1,649,600 shares at $6.50 per share. In October and December, 1993, Traco transferred 5,523,810 shares to Emerson Investment, Ltd. ("Emerson"), and Emerson consented to be bound by the terms of the Stockholder's Agreement. Dearborn Financial, Inc., is an affiliate of Traco and Emerson. On December 31, 1993, Traco granted Mr. Othman and Mr. Olson certain appreciation rights in 100,000 and 50,000 shares, respectively, under Traco's outstanding warrant. Messrs. Othman and Olson disclaim any beneficial ownership of these securities (see "Ownership of Common Stock").
(4) Affiliates of LaSalle Partners Limited manage certain commercial real estate in which subsidiaries of the Corporation lease offices and showrooms, including the Corporation's principal executive offices. Mr. Scott does not have a direct or indirect material interest in these transactions.

  Directors, officers and holders of more than 10% of the Corporation's Common Stock are required to file reports of their transactions in the Corporation's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange and to furnish copies of these reports to the Corporation. These reports are to be filed within specified times after each reportable transaction. Based solely on its review of the furnished copies of these reports, the Corporation believes that all filing requirements were complied with in fiscal 1994.

  The Board held eight meetings, one of which was the annual meeting, in fiscal 1994. Mr. Cole missed two Board meetings and two committee meetings; all other directors attended at least 75% of the meetings of the Board and committees on which he or she served. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders.

  The Audit Committee now consists of Mr. Scott, chairman, Mr. Cole, Mr. Jacobs, Mr. Marshall, Mr. Olson and Mr. Segnar. It met two times in fiscal 1994. It maintains communications between the directors and independent auditors and assists the Board with its responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. It reports to the entire Board periodically on such matters as the Committee or the Board may specify, approves all non-audit work which the independent auditors perform for the Corporation and approves their fees.

  The Compensation and Stock Option Committee (the "Compensation Committee") is currently composed of Mr. Farley, chairman, Mr. Abboud, Mr. Jacobs, Mr. Marsh and Mr. Othman. It met four times in fiscal 1994. It exercises the full powers of the Board with respect to compensation paid to executives of the Corporation and its subsidiaries. It also grants employee stock options and makes other determinations needed for administration of employee stock option plans. It approves management incentive (bonus) plans and determines from time to time the standards of performance for bonus payments.

  The Nominating Committee now consists of Ms. Baldrige, chairman, Mr. Marsh, Mr. Marshall and Mr. Segnar. It met once in fiscal 1994. Its function is to propose to the entire Board qualified nominees for election to fill vacancies on the Board. Stockholders wishing to suggest qualified candidates for this Committee's consideration should forward their suggestions to the Nominating Committee, in care of Mrs. Kay C. Nalbach, Assistant Secretary, HARTMARX CORPORATION, 101 North Wacker Drive, Chicago, Illinois 60606.

  For fiscal 1994, each of the directors not employed by the Corporation was entitled to receive a $17,500 annual retainer plus $750 for each Board meeting attended and $600 for each committee meeting attended. Each committee chairman was entitled to receive $2,500 annually in addition. Some of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody's Corporate Bond Index rate. Upon termination of their service as a director, the Corporation agrees to pay such deferred fees and interest ("Deferral Account"), either in a lump sum or in installments. The deferral arrangements also provide for the Corporation's payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Corporation with respect to such Deferral Account. Some directors have withdrawn or converted their Deferral Account into Director Stock Options exercisable for $1.00.

  Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") may be granted under the 1988 Stock Option Plan. Except as described below, DSOs are generally identical to employee stock options but are granted only to directors who are not employed by the Corporation or any of its subsidiaries ("Outside Directors"). The number of shares of Common Stock covered by DSOs granted to a director in any twelve-month period ending each March 31 is obtained by dividing the amount of the director's annual retainer by the fair market value of a share on the date or dates of grant, but in no event can be less than 1,000 shares. In addition, each Outside Director may choose to receive, on each date of election to the Board, a DSO in lieu of all or part of the annual retainer payable during such director's term of office. The number of shares covered by such a DSO is obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share is $1.00. For shares covered by these DSOs outstanding on a Common Stock dividend record date, the director will be paid cash dividend equivalents based on the cash dividend (or cash value of other property) that would have been received had such DSO shares been issued and outstanding on the dividend record date. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Since 1988, each Outside Director is also granted 150 units on each date of election to the Board. DDSAs earn dividend equivalents in the same manner as DSOs but such dividend equivalents are credited to the director's account as additional units. Upon the director's death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash. Assuming adoption of the proposed 1995 Incentive Stock Plan and 1995 Stock Plan for Non-Employee Directors, all remaining shares under the 1988 Stock Option Plan will be transferred to the 1995 Incentive Stock Plan and no further shares will be available under the 1988 Plan for issuance to the non-employee directors.

                         EXECUTIVE OFFICER COMPENSATION

  The following table shows the compensation for the past three fiscal years of the Corporation for each of the Corporation's five most highly compensated executive officers including the Chief Executive Officer (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    Long Term Compensation
                                                                -------------------------------
                                      Annual Compensation              Awards          Payouts
                                 ------------------------------ --------------------- ---------
                                                                           Securities
        Name and                                                Restricted Underlying Long-Term
       Principal                                   Other Annual   Stock     Options/  Incentive      All Other
        Position         Year     Salary   Bonus   Compensation Awards(1)   SARs(2)    Payouts    Compensation(3)
- ------------------------ ----    -------- -------- ------------ ---------- ---------- ---------   ---------------
Elbert O. Hand,          1994    $522,083 $234,891       --           --     70,000       --          $3,350
 Chairman and Chief      1993     489,167  254,250       --      $264,258    30,000       --           3,811
 Executive Officer       1992     429,584   75,000       --           --    137,759    $8,548(4)       6,328
Homi B. Patel,           1994     417,667  138,572       --           --     60,000       --           2,758
 President and           1993     388,500  149,992       --       157,997    25,000       --           2,817
 Chief Operating Officer 1992     350,000   65,622       --           --     57,909       --           2,572
Wallace L. Rueckel,      1994     218,334   82,515       --           --     35,000       --           1,798
 Executive Vice          1993     150,000   89,316    92,296(5)    89,320    25,000       --             720
 President and Chief     1992(6)      --       --        --           --        --        --             --
 Financial Officer
Glenn R. Morgan          1994     160,542   44,848       --           --     20,000       --           1,775
 Senior Vice             1993     145,917   48,544       --        27,281     8,000       --           1,555
 President, Finance      1992     134,000   25,000       --           --      3,374       --           1,372
 and Administration
Frank A. Brenner,        1994     152,229   28,066       --           --      7,000       --           1,708
 Vice President,         1993     143,521   30,380       --        17,946     4,000       --           1,603
 Marketing Services      1992     141,000    9,802       --           --      3,218       --           2,034

- --------
(1) The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On January 4, 1993, the following restricted shares were awarded in lieu of a portion of the executive officer's cash increase in salary for fiscal 1993 and subject to his continued employment for one year: Mr. Hand, 1,568; Mr. Patel, 1,254; Mr. Morgan, 471; and Mr. Brenner,
    432. On November 30, 1993, the following restricted shares were awarded and vest in one-third increments over three years, subject to the executive officer's continued employment (unless otherwise specified in an employment agreement): Mr. Hand, 36,322; Mr. Patel, 21,428; Mr. Rueckel, 12,760; Mr. Morgan, 3,468; and Mr. Brenner, 2,170. The number and value of aggregate restricted stock holdings at the end of fiscal year 1994 were: Mr. Hand, 24,214 ($130,150); Mr. Patel, 14,285 ($76,782); Mr. Rueckel, 8,506
    ($45,720); Mr. Morgan, 2,312 ($12,427); and Mr. Brenner, 1,446 ($7,772).
    Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares.
(2) On October 14, 1992, the Compensation Committee granted 326,500 stock options at an exercise price of $5.25 to 144 employees who agreed to the cancellation of all stock options granted between 1983 and 1991 (a total of 1,035,606 options). The Named Executive Officers agreed to cancellation of their options.

(3) These amounts represent the Corporation's contributions to the Hartmarx Employee Stock Ownership Plan and premiums paid for term life insurance. The amounts contributed to the Plan in 1994 were: Mr. Hand, $600; Mr. Patel, $750; Mr. Rueckel, $750; Mr. Morgan, $1,005; and Mr. Brenner, $928. The premiums for term life insurance in 1994 were: Mr. Hand $2,750; Mr. Patel, $2,008; Mr. Rueckel, $1,048; Mr. Morgan, $770; and Mr. Brenner, $780.
(4) Mr. Hand was granted a 5,645 share Restricted Stock Award on August 7, 1990, with vesting subject to his continued employment by the Corporation until April 12, 1992 and the achievement of specified performance goals. The amount shown is the value at April 12, 1992 of the 1,410 shares that vested in Mr. Hand pursuant to the achievement of his goals under this Award.
(5) Amount shown for Mr. Rueckel includes relocation expenses totalling $65,491, the cost of a leased automobile and financial counseling, and amounts reimbursed for the payment of taxes. On April 28, 1993, the Corporation loaned Mr. Rueckel $253,000 to assist in the purchase of a new home, with interest accruing at six percent (6%). Total interest accrued of $2,704 was forgiven by the Corporation and is included in the relocation expense figure above. The loan was fully repaid prior to November 30, 1993.
(6) Mr. Rueckel's employment with the Corporation commenced on March 8, 1993.

EMPLOYMENT AGREEMENTS

  Messrs. Hand, Patel and Rueckel each have employment agreements for a two year term expiring December 31, 1996, under which each of them will receive annual salaries at least equal to their respective 1993 annual salaries (with increases to be determined by the Compensation Committee), and which provide for participation in the Management Incentive Plan (MIP), described below, and in any other fringe benefits, including any long term incentive plan, available to key executives. In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or cancellation of his employment agreement prior to expiration, the executive will be entitled to continuation of salary and fringe benefits for 24 months (with fringe benefits continuing for 36 months in the event of a change in control as described below). In addition, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for an uncompleted fiscal year; plus 66.67% of the executive's maximum bonus opportunity under the MIP for such year) and all unpaid incentive compensation under any long term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) becomes immediately payable; and all stock options and restricted stock granted to such executive under the Corporation's stock option plans become immediately exercisable and fully vested, as the case may be. The Corporation has also agreed to pay each executive severance benefits in the event the executive's employment is terminated within 24 months following a change in control of the Corporation for any reason other than (i) death, disability or retirement, (ii) for cause, or (iii) resignation without good reason. The severance payment, payable in lieu of the salary continuation described above, would equal three times the executive's annual base salary as of the date the executive's employment is terminated. In addition, all stock options and restricted stock granted to such executive under the Corporation's stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above (except that the executive would receive an additional 133.34%, rather than 66.67%, of his maximum bonus opportunity under the MIP for such year). In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the severance payment is subject to possible reduction to an amount necessary so that no portion would be subject to such excise tax if the total payment with such a reduction, and net of all taxes, would be greater than the total payment without reduction, net of all taxes.

  Messrs. Morgan and Brenner have each agreed to remain in the employ of the Corporation, subject to the Corporation's agreement to pay them severance benefits if such employment is terminated within

24 months following an actual change in control for any reason other than (i) death, disability or retirement, (ii) for cause, or (iii) resignation without good reason. Generally, the severance payment, net of additional amounts agreed to be paid by the Corporation, if necessary, in respect of any excise tax imposed by Section 4999 of the Internal Revenue Code on such severance benefits (and any federal, state and local taxes on such additional amounts), would equal up to one and a half times the executive's average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs if the executive is then under age 50, otherwise, up to two times such average annual compensation; and each executive would also be entitled to receive any appreciation in the value of Common Stock covered by stock options theretofore granted to such executive under the Corporation's stock option plans (whether or not then fully exercisable).

DEFERRED COMPENSATION ARRANGEMENTS

  Messrs. Hand, Patel, Morgan and Brenner had the opportunity to defer payment of up to 15% of their annual cash compensation otherwise payable from December 1, 1985 through 1989, and each has since withdrawn the principal portion of his deferred amount. The deferral arrangements were amended in October, 1989, to provide for the Corporation's payment of specified death benefits under certain circumstances. None of these deferral arrangements are intended to constitute a contract of employment or of continuing service, or to obligate the Corporation in any manner to continue the services of any executive, who is no more than an unsecured general creditor of the Corporation with respect to all deferred amounts.

STOCK OPTION PLANS

  The Corporation currently has a 1985 Stock Option Plan and a 1988 Stock Option Plan to encourage directors, officers and other key employees of the Corporation and its subsidiaries to acquire shares of the Corporation's Common Stock, and to enable them to benefit from appreciation in the market price of the shares, thereby gaining a greater personal interest in the continued success and progress of Hartmarx Corporation as a whole. Each plan requires employee stock option ("ESO") prices to be not less than fair market value at grant date and that ESOs, generally, cannot be exercised for one year, and DSOs (described previously) cannot be exercised for six months, after the grant date. Stock appreciation rights, which may be granted in tandem with ESOs granted under the Plans, enable recipients to receive a combination of shares and a cash payment, which together equal the gain in market price from the grant date to the exercise date, with the cash payment limited to one-half of the gain. However, under certain circumstances, the entire gain attributable to stock appreciation rights granted under the 1988 Plan may be paid in cash. The 1985 and 1988 Plans also authorize the grant of Restricted Stock Awards to officers and other key employees. Full ownership of shares covered by an Award are subject to the satisfaction of specified terms and conditions, such as continued employment with the Corporation or the achievement of specified performance goals. If the terms and conditions of the Award are not satisfied, all or a portion of the shares covered by the Award will be forfeited. Assuming adoption of the proposed 1995 Incentive Stock Plan, all remaining shares under the 1985 and 1988 Plans will be transferred to the 1995 Incentive Stock Plan and no further shares will be available under the 1985 and 1988 Plans for issuance to employees.

  The following tables provide information on the Named Executive Officers' option grants in fiscal 1994, option exercises in fiscal 1994 and value of unexercised options at November 30, 1994.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                         Potential
                                                                        Realizable
                                                                         Value at
                                                                      Assumed Annual
                                                                      Rates of Stock
                                                                           Price
                                                                       Appreciation
                                                                         for Option
                          Individual Grants                               Term(1)
- --------------------------------------------------------------------- ---------------
                                     Percent
                                    of Total
                                     Options
                         Number of   Granted
                         Securities    to
                         Underlying Employees Exercise or
                          Options   in Fiscal  Base Price  Expiration
      Name                Granted    Year(2)  ($/Share)(3)    Date    5% ($)  10% ($)
      ----               ---------- --------- ------------ ---------- ------- -------
Elbert O. Hand.......... 40,000(4)     8.6        5.69     10/12/2004 143,200 362,800
                         30,000(5)     6.4        6.81     01/12/2004 128,400 325,500
Homi B. Patel........... 35,000(4)     7.5        5.69     10/12/2004 125,300 317,450
                         25,000(5)     5.3        6.81     01/12/2004 107,000 271,250
Wallace L. Rueckel...... 15,000(6)     3.2        5.69     10/12/2004  53,700 136,050
                         20,000(7)     4.3        6.81     01/12/2004  85,600 217,000
Glenn R. Morgan......... 10,000(4)     2.1        5.69     10/12/2004  35,800  90,700
                         10,000(5)     2.1        6.81     01/12/2004  42,800 108,500
Frank A. Brenner........  3,000(4)     0.6        5.69     10/12/2004  10,740  27,210
                          4,000(5)     0.9        6.81     01/12/2004  17,120  43,400

- --------
(1) The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Corporation and overall stock market conditions.
(2) The Corporation granted options representing 467,700 shares to employees in fiscal 1994. No SARs were granted in tandem with these options.
(3) The exercise price may be paid by delivery of already owned shares and the withholding obligations related to exercise may be paid by offset of the underlying shares subject to certain conditions.
(4) These options were granted on October 13, 1994, and will become fully exercisable on October 13, 1995, and are subject to termination between 90 days to three years following termination of employment in certain events.
(5) These options were granted on January 13, 1994 and became fully exercisable on January 13, 1995, and are subject to termination between 90 days to three years following termination of employment in certain events.
(6) These options were granted on October 13, 1994 and become exercisable in a forty percent (40%) installment commencing October 13, 1995 and in cumulative twenty percent (20%) installments thereafter, with full vesting occurring on October 13, 1998, and are subject to termination between 90 days to three years following termination of employment in certain events.
(7) These options were granted on January 13, 1994 and become exercisable in cumulative twenty percent (20%) installments commencing January 13, 1995, with full vesting occurring on January 13, 1999, and are subject to termination between 90 days to three years following termination of employment in certain events.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          Shares             Number of Securities    Value ($) of Unexercised
                         Acquired           Underlying Unexercised    In-the-Money Options at
                            on     Value   Options at Nov. 30, 1994        Nov. 30, 1994
      Name               Exercise Realized Exercisable/Unexercisable Exercisable/Unexercisable
      ----               -------- -------- ------------------------- -------------------------
Elbert O. Hand..........     0        0         138,506/99,253              6,782/1,828
Homi B. Patel...........     0        0          75,273/67,636                3,142/477
Wallace L. Rueckel......     0        0           5,000/55,000                      0/0
Glenn R. Morgan.........     0        0          10,250/21,124                   141/70
Frank A. Brenner........     0        0            6,146/8,072                   134/67

PENSION PLAN

  The Hartmarx Retirement Income Plan, a trusteed plan, provides for contributions to be made by the Corporation and designated affiliates on an actuarial basis, and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant's death after certain other age and service requirements are met. Regular eligible employees of the Corporation or a designated affiliate who participate in The Hartmarx Savings-Investment Plan, a trusteed defined contribution plan, automatically participate in this Plan. Normal retirement age under this Plan is 65 and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits. Maximum benefits under this Plan are based upon 50% of the highest average annual earnings (base salary, commissions, bonus and overtime), up to $235,840 (reduced to $150,000 for annual earnings after 1993), paid to an employee for any five consecutive years included within the final 10 consecutive years of employment by the Corporation (or subsidiary adopting the Plan), less 50% of the primary Social Security benefit, for 30 years of service, prorated downward to one-sixth of such benefits for the minimum of five years normally required for vested rights.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to participants in this Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended. The Corporation has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations. Compensation covered by this Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under this Plan as of November 30, 1994, were 25 for Mr. Hand, 14 for Mr. Patel, 1 for Mr. Rueckel, 13 for Mr. Morgan, and 17 for Mr. Brenner.

   Average Annual Earnings                Years of Credited Service
   (Highest 5 Years of Last   -------------------------------------------------
          10 years)             5      10      15      20      25    30 or more
   ------------------------   ------ ------- ------- ------- ------- ----------
   $200,000................   15,468  30,935  46,403  61,871  77,338   92,806
    250,000................   19,634  39,269  58,903  78,537  98,172  117,806
    300,000................   23,801  47,602  71,403  95,204 119,005  142,806
    350,000................   27,968  55,935  83,903 111,871 139,838  167,806
    400,000................   32,134  64,269  96,403 128,537 160,672  192,806
    450,000................   36,301  72,602 108,903 145,204 181,505  217,806
    500,000................   40,468  80,935 121,403 161,871 202,338  242,806
    550,000................   44,634  89,269 133,903 178,537 223,172  267,806
    600,000................   48,801  97,602 146,403 195,204 244,005  292,806
    650,000................   52,968 105,935 158,903 211,871 264,838  317,806
    700,000................   57,134 114,269 171,403 228,537 285,672  342,806
    800,000................   65,468 130,935 196,403 261,871 327,338  392,806
    900,000................   73,801 147,602 221,403 295,204 369,005  442,806

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

EXECUTIVE COMPENSATION PROGRAM

 Compensation Committee Approach

  The Compensation and Stock Option Committee (the "Compensation Committee"), which is composed of five independent directors of the Corporation, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values, are as follows:

. Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Corporation.

. Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

. Alignment of executive and shareholder interests through a stock-based long-term incentive program which will reward executives for enhancement of shareholder values.

  In determining the appropriate levels of executive compensation for fiscal 1994, the Compensation Committee took into account both the Corporation's financial performance for the year and the executive group's successful achievement of restored profitability. Future compensation will continue to be closely tied to performance and its impact on the growth in shareholder value.

  The total compensation program consists of three components:

 Base Salary

  The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to periodic review by independent compensation consultants. Compensation surveys utilized include the Hay Executive Compensation Report containing information on over 5,000 executives in nearly 400 industrial organizations (39% nondurable manufacturing, 27% durable manufacturing, 33% non-manufacturing) ranging in sales from less than $150 million to over $5 billion and the American Apparel Manufacturers' Association Management Compensation Study based upon information from 29 apparel manufacturing companies ranging in sales from less than $100 million to over $1 billion. The latter survey includes compensation data from all Peer Group companies in the Performance Graph except Spring Industries. Salary ranges are reviewed on an annual basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results.

  Salaries are reviewed on an annual basis and salary changes are based upon individual performance and position in salary ranges within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Corporation and its operating units. Salary planning surveys utilized include those conducted by the American Compensation Association, Hewitt Associates, William M. Mercer, Sibson & Company, Towers Perrin and The Wyatt Company. If the financial performance of the Corporation achieves sales and earnings targeted in the business plan, the overall salary budget is established at the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

  In fiscal 1993, sales and earnings were achieved in accordance with the business plan and a competitive overall salary budget of 4.1% was administered for 1994. Better performing operating units had higher salary budgets while those with lower performance had less, or in some cases, none. Actual salary increases averaged 3.9% throughout the Corporation. Above average salary increases were awarded in January to Mr. Patel, Mr. Rueckel, Mr. Morgan and Mr. Brenner in recognition of their individual contributions to restoring the profitability of the Corporation. The employment agreements for Messrs. Patel and Rueckel provide for annual salaries at least equal to their respective 1993 annual salaries with increases to be determined by the Compensation Committee. In addition, a promotional increase was awarded in July to Mr. Morgan, elected Senior Vice President of Finance and Administration, in recognition of his increased responsibilities. The salary of the Chief Executive Officer is separately discussed below.

  Salaries for the Named Executive Officers remain somewhat below average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Corporation's short-term and long-term incentive plans.

 Short-Term Incentives

  Executives are eligible for annual bonuses under the Management Incentive Plan (MIP). Incentive opportunities are determined in relation to competitive market data as provided in the aforementioned national executive compensation surveys and subject to periodic review by independent consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for Corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report with unit heads also accountable for consolidated goals. For fiscal 1994, Corporate executives were measured on Consolidated Pre-Tax Income and operating unit sales-weighted Pre-Tax Income and Inventory Turnover goals. Operating unit executives were measured on Pre-Tax Income, Sales and Inventory Turnover goals with unit heads also measured on Consolidated Pre-Tax Income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses were paid for 1994 to 60 executives, averaging 26.3% of salaries and 61.1% of maximum incentive opportunities.

 Long-Term Incentives

  Executives are eligible for awards of stock options and/or restricted stock under the Corporation's Stock Option Plans. Awards are determined in relation to competitive practice and an individual's position. In 1993 and 1994, awards were proportionately reduced within the constraints of limited shares remaining available for grant under the Corporation's Stock Option Plans. The amount and terms of the options already held by the Named Executive Officers were not considered in determining the size of awards. As reflected in the Table of Option Grants In The Last Fiscal Year, two stock option grants were awarded to each of the Named Executive Officers at an exercise price equal to the fair market value of the Corporation's stock on the dates of the grants.

 Chief Executive Officer Compensation

  The Compensation Committee increased the salary of the Chief Executive Officer 5.0% to $525,000 on January 1, 1994. The determination of the Chief Executive Officer's salary was based upon the salary range for the position, the salary budget established for 1994 and considering his leadership in achieving marked improvement in the financial performance of the Corporation. Mr. Hand's salary remains below average when compared to other Chief Executive Officers of organizations in the same sales volumes as reported in the national surveys analyzed. His fiscal 1994 MIP bonus award was based upon the achievement of Consolidated Pre-Tax Income and sales-weighted individual operating unit achievement of Pre-Tax Income and Inventory Turnover goals. As described above, the Chief Executive Officer received two stock option grants from the Corporation's Stock Option Plans for 1994. These awards were in recognition of Mr. Hand's contributions to restoring profitability as well as to provide an incentive for future performance and the enhancement of shareholder value.

  The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon proposed regulations issued by the Internal Revenue Service, the Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. This includes options which may be granted pursuant to the 1995 Incentive Stock Plan, adopted by the Board and being presented to the Shareholders for their approval. It is currently intended that any amendment to the Corporation's Stock Option Plans which may be necessary in the future in order to preserve this exemption will be prepared and proposed for shareholder approval as and when required.

  It is the intention of the Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Corporation. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under the new tax law if otherwise in excess of the general deduction limitation. The Committee will continue to review and respond to the new tax law and developing regulations as appropriate.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                          Raymond F. Farley, Chairman
    A. Robert Abboud     Miles L. Marsh   Donald P. Jacobs  Talat M. Othman

                               PERFORMANCE GRAPH

  TOTAL CUMULATIVE SHAREHOLDER RETURN FOR FIVE-YEAR PERIOD ENDING NOVEMBER 30,
                                      1994


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG HARTMARX, S&P 500 INDEX AND PEER GROUP


Measurement Period                          S&P
(Fiscal Year Covered)        HARTMARX       500 INDEX    PEER GROUP
- -------------------          ----------     ---------    ----------
Measurement Pt-
11/30/89                     $100.00        $100.00      $100.00
FYE 11/30/90                 $ 36.85        $ 96.43      $ 66.09
FYE 11/30/91                 $ 41.46        $116.13      $ 85.79
FYE 11/30/92                 $ 32.16        $137.56      $ 99.63
FYE 11/30/93                 $ 40.03        $151.42      $ 98.02
FYE 11/30/94                 $ 30.73        $153.04      $ 96.62

  The Peer Group consists of: Crystal Brands, Inc., Genesco, Inc., Hartmarx Corporation; Oxford Industries, Inc.; Russell Corporation; and Spring Industries. However, due to the suspension of trading on its stock on 9/30/94 following its filing for bankruptcy, Crystal Brands, Inc. has been excluded from peer group returns for 1994.

                      ITEM (2)--1995 INCENTIVE STOCK PLAN

  The Board of Directors has approved, and recommends that the stockholders adopt, the 1995 Incentive Stock Plan (the "1995 Incentive Plan"). The Board believes that the 1995 Incentive Plan will aid the Corporation in attracting and retaining key personnel of outstanding ability and will promote the interests of the Corporation and its stockholders by providing key employees with an opportunity to acquire a proprietary interest in the Corporation and thereby to develop a stronger incentive to put forth maximum effort for the continued success and growth of the Corporation and its subsidiaries. The Board also notes that there are only a nominal amount of shares available for grant under existing plans. The 1995 Incentive Plan has been designed so that certain stock awards to senior executives will constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  The affirmative vote of the majority of the shares of Common Stock voting at the meeting is required for adoption of the 1995 Incentive Plan. If approved, the 1995 Incentive Plan will become effective immediately. The material provisions of the 1995 Incentive Plan and other information relating to the Plan are described below.

SHARES AVAILABLE

  The 1995 Incentive Plan authorizes a total of 1,500,000 shares of Common Stock of the Corporation ("Shares") to be granted as options, Stock Appreciation Rights ("SARs") and Restricted Stock Awards ("RSAs"); however, no more than 500,000 Shares may be subject to RSAs. The aggregate number of Shares represented by awards granted to any single individual will not exceed 500,000 shares over any consecutive three year period. Shares which are currently available for grant or become available for grant under the 1985 Stock Option Plan (the "1985 Plan") and the 1988 Stock Option Plan (the "1988 Plan") of the Corporation will be added to the aggregate number of Shares authorized under this Plan and all subsequent grants will be made pursuant to the terms of this Plan. As of November 30, 1994, 7,358 shares were available for grant under the 1985 and 1988 Plans.

  Shares which are subject to awards that are forfeited, expire or are canceled will remain available for the granting of other awards. If an individual tenders any Shares as full or partial payment to the Corporation in connection with any exercise of a stock option, the number of Shares available under the Plan will increase by the number of Shares tendered. If an individual settles an SAR in cash, the Shares covered by such award will remain available for other awards under the Plan. In addition, any Shares that are issued by the Corporation, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not be counted against the Shares available for awards under the Plan. All shares available under the 1995 Incentive Plan are subject to adjustments that may be made for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding Shares.

ADMINISTRATION

  The Plan will be administered by a Committee of the Board of Directors comprised of not less than three non-employee members who will qualify to administer the Plan as contemplated by Rule 16b-3 under the Securities and Exchange Act of 1934 (the "1934 Act") and Section 162(m) of the Code. The Committee will have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it deems necessary or proper, including, but not limited to, selecting award recipients, establishing all award terms and conditions, amending award terms and conditions and adopting procedures and regulations governing such awards.

ELIGIBILITY

  Awards may be granted to key employees of the Corporation and its subsidiaries, as selected from time to time by the Committee, who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Corporation and in consideration of competitive practices. Eligible employees include officers of the Corporation who are directors but directors who are not employees of the Corporation will not be eligible to receive awards under this Plan. Employees may also include employees of an entity acquired by or merged into the Corporation pursuant to the assumption, replacement or substitution of awards previously issued by such entity.

TYPES OF AWARDS

  Awards may be granted singly, in combination or in tandem and may be the payment form for grants or rights under any other employee or compensation plan of the Corporation, including any long term incentive plan which the Corporation may subsequently adopt.

  Options granted under the Plan may be in the form of incentive stock options ("ISOs") which comply with Section 422 of the Code, provided, however, that the number of Shares covered by awards in the form of ISOs will not exceed 1,000,000. ISOs are, generally, identical to other options but have different tax consequences to the optionee and the Corporation. The purchase price per Share for each stock option will be not less than 100% of the fair market value on the date of grant. Fair market value is defined for all purposes under the Plan as the average of the high and low prices of a Share as reported in The Wall Street Journal or similar readily available public source. Shares covered by stock options may be purchased at the time of exercise by cash payment or such other method permitted by the Committee. The Committee may grant stock options that provide for the grant of a subsequent restoration stock option if the exercise price has been paid for by tendering Shares to the Corporation.

  SARs will be payable in cash, Shares or a combination of both and will be equal to the excess of the fair market value of a specified number of Shares on the exercise date over the fair market value of such Shares on the grant date, except that SARs granted retroactively in tandem with or in substitution for a stock option will be valued no lower that the fair market value on the date such stock option was granted.

  RSAs may be made in Shares or denominated in units equivalent in value to Shares and will be subject to such conditions and restrictions as are established by the Committee.

  The Committee may provide that any awards under the Plan earn dividend or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an individual's account.

  The benefits and amounts to be received under the Plan are not presently determinable as no awards, contingent on Stockholder approval of the Plan, have been made, and the Plan grants the Committee broad discretion in determining the nature, size and terms of awards. However, if the new Plan is approved, it is likely that the Committee will continue to make awards of options to a group of eligible employees selected annually from key employees of the Corporation and its subsidiaries. In addition, the Committee has also studied, but has not finalized, a new stock-based long term incentive plan for a significantly smaller group of the Corporation's most senior executives which would provide for larger individual grants based on performance criteria, including growth in stockholder value, over a longer term.

PAYMENTS

  Payment of the awards may be in the form of cash, Shares, other awards or combinations thereof as the Committee will determine and with such restrictions as the Committee may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan.

RESTRICTIONS ON TRANSFERABILITY

  Awards granted under the Plan will not be transferable or assignable, except on the death of the grantee, by will or the laws of descent and distribution, or in certain other limited circumstances which are permitted by the Committee.

AMENDMENT AND TERMINATION

  The Board of Directors may amend, suspend or terminate the 1995 Incentive Plan provided that no such termination or amendment may, without the consent of the individual to whom any award will have been previously granted, adversely affect the rights of such individual under such award and, provided further that the Committee may not, without further shareholder approval, materially increase the number of Shares available for issuance or cause the Plan to fail to comply with Rule 16b-3 of the 1934 Act or Section 162(m) of the Code. The term of the Plan is indefinite.

FEDERAL INCOME TAX TREATMENT

  Under the present Code, the Federal income tax consequences of the grant and exercise of options to purchase Shares, and the sale of such Shares, will depend upon whether or not the option is an incentive stock option. No tax is imposed on the grantee, and no deduction is available to the Corporation, at the time of grant of an option or an SAR. Upon the exercise of an option (other than an incentive stock option) or an SAR, generally the grantee will be treated as receiving compensation (and the Corporation will be entitled to a deduction) equal to the excess of the fair market value of the related shares at the time of exercise over the exercise price. If Shares are delivered by the optionee in exercise of an option (other than an incentive stock option), no amount will be includable in the optionee's gross income with respect to the number of shares received, up to the number delivered, and the optionee's basis in the number of shares so acquired will be the same as his basis in the number of shares delivered; the fair market value of any additional shares so received will be includable in the optionee's gross income and this amount will become the basis for those shares. According to proposed regulations issued by the Internal Revenue Service, the fair market value of any additional shares received upon the exercise of an incentive stock option by delivery of Shares would not be includable in the optionee's gross income and the optionee's basis for such additional shares will be zero.

  Upon the exercise of an incentive stock option no tax is imposed on the optionee, and no deduction is available to the Corporation, if the optionee was an employee of the Corporation or a subsidiary within three months prior to the date of exercise (or within one year if the optionee is disabled), and does not sell the shares thereby acquired less than two years from the date of grant or one year from the date of exercise. If a deceased optionee's estate exercises an incentive stock option, the employment and holding periods are inapplicable. However, the excess of the fair market value of incentive stock option shares at the time of exercise over the option price for such shares will be an item of tax preference for the optionee at the time of exercise, and upon the sale of such shares following expiration of the applicable holding period, the excess of the sales proceeds over the exercise price will be treated as a long term capital gain to the optionee, and no tax deduction will be available for the Corporation. Except as discussed above, if an optionee sells such shares prior to the expiration of the applicable holding periods (or if the option is otherwise disqualified from receiving incentive stock option treatment), the federal income tax consequences of the grant and exercise of the incentive stock option and the sale of such shares will be the same as those applicable to other options for both the optionee and the Corporation.

  Ownership of shares covered by RSAs granted under the Plan will be subject to a "substantial risk of forfeiture" within the meaning of the Code. The grantee will be treated as receiving compensation (and the Corporation will be entitled to a deduction) equal to the fair market value of the shares on the date such restrictions lapse. Any payments to the grantee in respect of dividends otherwise payable on shares still subject to restrictions under the Plan will also be treated as compensation and a corresponding deduction will be available to the Corporation. Under certain circumstances, however, an RSA will be taxable and a corresponding deduction will be available to the Corporation at the time the RSA is granted. In this event, payments to the grantee in respect of dividends will not be deductible by the Corporation. The difference between the amount received upon the sale or other transfer of shares previously subject to restrictions and the fair market value on the date the restrictions lapse (or the date of the grant of the RSA) will be treated as a long-term or short-term capital gain or loss under the Code depending upon the length of time such shares are held after the RSA is first taxable to the grantee.

  The February 15, 1995 closing price of the Corporation's Common Stock on the New York Stock Exchange-Composite Transactions was $5.75.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF
                 THE ADOPTION OF THE 1995 INCENTIVE STOCK PLAN

              ITEM (3)--1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

  The Board of Directors has approved, and recommends that the stockholders adopt the 1995 Stock Plan for Non-Employee Directors (the "1995 Directors Plan"). The Board believes that the 1995 Directors Plan will promote the interests of the Corporation and its stockholders by providing an incentive to non-employee directors to serve on the Corporation's Board of Directors and to devote the significant amount of time required to participate actively in the work of the Board. In addition, the opportunity to acquire a proprietary interest in the Corporation will aid in attracting and retaining highly qualified individuals who are not employees for service as members of the Board.

  The affirmative vote of the majority of the shares of Common Stock voting at the meeting is required for adoption of the 1995 Directors Plan. If approved, the Plan will become effective immediately. The material provisions of the 1995 Directors Plan and other information relating to the Plan are described below.

SHARES AVAILABLE

  The 1995 Directors Plan authorizes a total of 325,000 shares of Common Stock of the Corporation ("Shares") to be granted as Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs")

  Shares which are subject to awards that are forfeited, expire or are canceled will remain available for the granting of other awards. If an individual tenders any Shares as full or partial payment to the Corporation in connection with any exercise of a stock option, the number of Shares available under the Plan will increase by the number of Shares tendered. All shares available under the 1995 Directors Plan are subject to adjustments that may be made for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding Shares.

ADMINISTRATION

  The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the 1934 Act by requiring no discretionary action by any administrative body with respect to any transaction under the Plan. Questions of interpretation will be resolved by the members of the Board who are not eligible to participate in this Plan.

ELIGIBILITY

  All active members of the Board who are not employees of the Corporation or any of its subsidiaries or affiliates ("Outside Directors") as of the date of the grant will be eligible to participate in the Plan. If all of the proposed nominees for director are elected at this meeting, there will be eleven persons eligible to participate in this Plan.

TYPES OF AWARDS

  Each Outside Director will be granted as of the date of his or her election to the Board, DSOs equal to the greater of 1,000 or the number of whole Shares determined by dividing such director's annual retainer fee by the fair market value of a Share on the date of grant. Fair market value is defined for all purposes under this Plan as the average of the high and low prices of a Share as reported in The Wall Street Journal or similar readily available public source. In addition, each Outside Director may choose to receive, on each date of his or her election to the Board, a DSO grant in lieu of all or part of the retainer fee payable during such director's term of office. The number of shares covered by such a DSO will be obtained by dividing the unpaid retainer amount by the excess of the fair market value of a share on such date over $1.00; the purchase price of each covered share would then be $1.00. A DSO will expire along with all rights to purchase shares thereunder ten years after the date such option is granted. The purchase price of each Share subject to a DSO will be equal to the fair market value of the Share on the grant date and will not be less than the par value thereof (except for DSOs with a $1.00 purchase price). DSO's will be exercisable in full six months after the date of grant or earlier in the event of the director's death disability or termination of service on the Board. Payment of DSOs may be in the form of cash, Shares or combinations thereof as permitted by the Corporation.

  DDSAs will consist of credits of share units ("Units") to an account established for each Outside Director. Each Unit will represent the equivalent of one Share. Each Outside Director will be granted 150 DDSA Units on each date of his or her election to the Board. Upon a director's death, disability or termination of service on the Board, all Units in his or her account will be paid in Shares equal to the number of whole Units. Any fractional Unit will be paid in cash.

DIVIDEND EQUIVALENTS

  For shares covered by DSOs granted in lieu of retainer fees and outstanding on a dividend record date, the director will receive a cash payment equal to the amount of dividends that would have been paid had such Shares been issued and outstanding. Dividend equivalents earned on DDSA Units will be credited to each account as Units or fractional Units. For dividends paid in forms other than cash, the director will receive the cash value of such property.

RESTRICTIONS ON TRANSFERABILITY

  Awards granted under the Plan will not be transferable or assignable, except on the death of the grantee, by will or the laws of descent and distribution, or in certain other limited circumstances which may be permitted by Rule 16b-3 under the 1934 Act.

AMENDMENT AND TERMINATION

  The Board of Directors may amend, suspend or terminate the 1995 Directors Plan provided that (i) no such termination or amendment may, without the consent of the individual to whom any award will have been previously granted, adversely affect the rights of such individual under such award and (ii) the Plan may not be amended more than once every six months and only to the extent such amendment is permitted by Rule 16b-3, or its successor, under the 1934 Act.

FEDERAL INCOME TAX TREATMENT

  No tax is imposed on the grantee, and no deduction is available to the Corporation, at the time of grant of a DSO. Upon the exercise of a DSO, generally the grantee will be treated as receiving compensation (and the Corporation will be entitled to a deduction) equal to the excess of the fair market value of the related shares at the time of exercise over the exercise price. Dividend equivalents paid to a DSO grantee will also be treated as compensation and a corresponding deduction will be available to the Corporation. If Shares are delivered by the optionee in exercise of an option, no amount will be includable in the optionee's gross income with respect to the number of shares received, up to the number delivered, and the optionee's basis in the number of shares so acquired will be the same as his basis in the number of shares delivered; the fair market value of any additional shares so received will be includable in the optionee's gross income and this amount will become the basis for those shares.

  Under current law, taxation of DDSAs and of related dividend equivalents is deferred until distribution of the director's account at which point the fair market value of such account will be treated as compensation to the director and the Corporation will be entitled to a corresponding tax deduction.

  The February 15, 1995 closing price of the Corporation's Common Stock on the New York Stock Exchange-Composite Transactions was $5.75.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION OF THE 1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                               NEW PLAN BENEFITS

                 1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS(1)

Name and Position                                Dollar Value($) Number of Units
- -----------------                                --------------- ---------------
Non-Employee Director Group (11)................   $10,312(2)        55,781

- --------
(1) The total of actual benefits to be received under the new plan are not determinable since a portion of the options to be awarded depends, in part, on annual elections made by each Non-Employee Director. As the provisions for awards under the proposed new plan, including the elective portion, are, in all material respects, the same as the provisions relating to Non-Employee Directors under the Corporation's 1988 Stock Option Plan, the information above provides the amounts actually received or allocated to the Group for the last completed fiscal year pursuant to the 1988 Plan.
(2) This amount represents the fair market value at the date of grant of Director Deferred Stock Award units ("DDSAs," as described more fully in the narrative preceding this table) awarded to the Group at the date of election to the Board in 1994. All other categories of options are granted at fair market value, and consequently, had no dollar value at the date of grant. One category of options, upon an irrevocable election by any Non-Employee Director on the date of election to the Board to receive such options in lieu of all or part of his or her Retainer, allows for all but $1.00 of the exercise price to be paid out of deferred compensation at the time of exercise.

                       ITEM (4)--APPOINTMENT OF AUDITORS

  Stockholders will be asked to ratify the appointment of Price Waterhouse, certified public accountants, as independent auditors of the accounts of the Corporation and its subsidiaries for the 1995 fiscal year. Price Waterhouse has been regularly engaged in this capacity by the Corporation for over 80 years. A representative of Price Waterhouse will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions. Stockholder ratification is not required; however, the Corporation considers such ratification to be a desirable practice and if the affirmative vote is less than a majority of the shares voting on the ratification question, the Board would reconsider the appointment.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
                RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

                           OWNERSHIP OF COMMON STOCK

  Beneficial owners of more than five percent of the Corporation's Common Stock, as shown by information received by the Corporation, are listed below:

                                                 Amount and Nature of Beneficial Ownership
                                                 ------------------------------------------
                                                   Voting Power   Investment Power
       Name and Address of                       ---------------- ---------------- Percent
        Beneficial Owner                           Sole    Shared   Sole    Shared of Class
       -------------------                       --------- ------ --------- ------ --------
Abdullah Taha Bakhsh
 c/o Traco,
 P.O. Box 459,
 Jeddah, Saudi Arabia........................... 7,173,410        7,173,410         20.99(1)
Bank of America Illinois,
 Trustee of the Corporation's
 Savings-Investment Plan and ESOP,
 231 S. LaSalle Street,
 Chicago, Illinois 60690........................       --     --        --    --      -- (2)
Norwest Corporation
 Norwest Center,
 Sixth and Marquette,
 Minneapolis, Minnesota 55479................... 2,420,528 16,000 2,663,903 8,000    8.21(3)
Sasco Capital, Inc.
 10 Sasco Hill Road
 Fairfield, Connecticut 06430................... 1,351,600        2,657,500          8.17(4)

- --------
(1) The aggregate amount beneficially owned at December 31, 1994 was 7,173,410 shares, including a currently exercisable warrant to purchase 1,649,600 shares at $6.50 per share (the "Warrant"). 5,523,810 shares are held of record by Emerson Investments, Ltd. ("Emerson") and the Warrant is held of record by Traco International N.V. ("Traco"). According to Schedule 13D filed with the Corporation, Traco is wholly-owned by Mr. Abdullah Taha Bakhsh who represents therein that he has sole power to direct the vote and disposition of the shares Traco has the right to acquire through the Warrant. Emerson has represented to the Corporation that it is wholly-owned by Mr. Bakhsh and that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson's 5,523,810 shares. The Corporation and Traco have entered into a Stockholder's Agreement which, among other things, allows Traco to designate certain individuals to be nominated for election as directors of the Corporation, and for a period of not more than three years ending September 20, 1995, limits Traco's ability to acquire additional shares of the Corporation, limits Traco's ability to transfer its shares and the Warrant, and places restrictions on Traco's ability to vote the shares it holds. Emerson has agreed to be bound by the terms of the Stockholder's Agreement. In addition to the shares set forth in the table above, 190,476 shares are held of record by Williamson Investments, Ltd. ("Williamson"). Williamson has also agreed to be bound by the terms of the Stockholder's Agreement and has represented to the Corporation that it is wholly owned by Mr. Abdel Mohsen Y Abu Shukhaidem and that Mr. Shukhaidem has sole power to direct the vote and disposition of Williamson's 190,476 shares.
(2) Bank of America Illinois acts as Trustee of The Hartmarx Savings-Investment Plan and the Hartmarx Employee Stock Ownership Plan ("ESOP"). At December 31, 1994, the Trustee held 1,750,336 shares (5.4%) for the Savings-Investment Plan and 746,608 shares (2.3%) for the ESOP. The Trustee votes all shares held by the respective Plan Trusts proportionally as directed by participants' instructions, except that shares held in certain participant sub-accounts in the ESOP are voted only as directed by participants' instructions.
(3) The aggregate amount beneficially owned at December 31, 1994 was 2,672,128 shares. Norwest Corporation ("Norwest") has represented to the Corporation that these shares are held in a fiduciary or representative capacity, and that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Norwest and its subsidiaries are deemed to be beneficial owners of such shares; however, Norwest and its subsidiaries have expressly disclaimed that they are, in fact, the beneficial owners of such shares.
(4) The aggregate amount beneficially owned at December 31, 1994 was 2,657,500 shares.

                         PROPOSALS BY SECURITY HOLDERS

  Any proposal which a security holder intends to call upon the Corporation to include in its 1996 Proxy Statement must be received at the principal office of the Corporation no later than October 31, 1995.

                                 OTHER MATTERS

  The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

                                        By Order of the Board of Directors
                                        LOGO
                                        MARY D. ALLEN, Secretary

Chicago, Illinois
February 28, 1995

                                   EXHIBIT A

                           1995 INCENTIVE STOCK PLAN
                              HARTMARX CORPORATION

1. PURPOSE OF THE PLAN

  The purpose of the 1995 Incentive Stock Plan (the "Plan") is to promote the interests of Hartmarx Corporation, a Delaware corporation (the "Company") and its stockholders by providing key employees of the Company and its subsidiaries with opportunities to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company and its subsidiaries. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability.

2. AVAILABLE SHARES OF COMMON STOCK

  (a) Limitations--Subject to the provisions of Section 2(c) of the Plan, the aggregate number of shares of Common Stock of the Company ("Shares") subject to options, Stock Appreciation Rights ("SARs") and Restricted Stock Awards ("RSAs") which may be issued to participants under the Plan shall be 1,500,000 Shares, provided that no more than 500,000 of such shares shall be granted as RSAs. Shares which are currently available for grant or become available for grant under the existing stock option plans of the Company will be added to the aggregate number of shares authorized under this Plan, and all subsequent grants will be made pursuant to this Plan. The aggregate number of Shares that may be represented by awards granted to any single individual under the Plan shall not exceed 500,000 Shares within any consecutive three year period of time. Further, the aggregate number of Shares that may be covered by awards made in the form of Incentive Stock Options ("ISOs") intended to comply with
Section 422 of the Code shall not exceed 1,000,000.

  (b) Usage and Replenishment--Shares subject to an award under the plan which is forfeited, expires, or is canceled shall remain available for the granting of other awards. Any Shares tendered, either actually or by attestation, by a person as full or partial payment made to the Company in connection with any exercise of a stock option under the Plan shall increase the number of Shares available under the Plan. In instances where an SAR or an award granted pursuant to Section 6(c) of the Plan is settled in cash, the Shares covered by such award shall remain available for awards under the Plan. Likewise, cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the Shares available for issuance under the Plan. Further, any Shares that are issued by the Company, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for awards under the Plan.

  Any Shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares of Common Stock, and no fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlements of awards under the Plan.

  (c) Adjustments--In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares or share price, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such changes shall be made with respect to: (a) the limitations on the numbers of Shares that may be issued and represented by awards under the Plan as set forth in Section 2(a); (b) the number of Shares under each outstanding award made under the Plan; and (c) the exercise price per Share for any outstanding stock options, SARs or similar awards under the Plan.

3. PLAN ADMINISTRATION

  (a) Committee--The Committee (the "Committee") of the Board of Directors (the "Board") of the Company designated by the Board shall be responsible for administering the Plan. The Committee shall be comprised of three or more non-employee members of the Board who shall qualify to administer the Plan as contemplated by both Rule 16b-3 under the Securities and Exchange Act of 1934 (the "1934 Act"), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each member of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.

  (b) Committee Authority--The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions, adopting modifications, amendments, procedures and regulations governing awards, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may delegate such non-discretionary administrative duties under the Plan as it shall deem necessary and advisable. All decisions made by the Committee shall be final and binding on all persons affected by such decisions.

4. ELIGIBILITY

  Awards may be granted under the Plan to those key employees of the Company as the Committee may from time to time select. This may include employees of an entity acquired by or merged into the Company pursuant to the assumption, replacement or substitution of awards previously issued by such entity. In no event may an award be granted under the Plan to any person who is not an employee, except in circumstances involving the grant of an award made in tandem with or replacement of an earlier award made under the Plan to a former employee of the Company. For purposes of participation in the Plan, the term "Company" shall include any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee.

5. FAIR MARKET VALUE

  "Fair Market Value" for all purposes under the Plan shall mean the average of the high and low prices of a Share as reported in The Wall Street Journal or similar readily available public source for the date in question. If no trading of Shares occurred on such date, the average price of a Share as reported for the preceding day on which sales of Shares were made shall be used.

6. AWARDS

  (a) General--The Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company including the plan of any acquired entity. The types of awards that may be granted under the Plan are:

  (b) Stock Options--A stock option shall represent a right to purchase a specified number of Shares during a specified period as determined by the Committee. The purchase price per Share for each stock option shall be not less than 100% of the Fair Market Value on the date of grant. A stock option may be in the form of an ISO which, in addition to being subject to the applicable terms, conditions, and limitations established by the Committee, complies with all applicable provisions of Section 422 of the Code, and any rules and regulations promulgated thereunder. The Shares covered by a stock option may be purchased at the time of the exercise by cash payment or such other method permitted by the Company, including (i) tendering (either actually or by attestation) Shares valued at the Fair Market Value at the date of exercise;
(ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above. The Committee may grant stock options that provide for the grant of a subsequent restoration stock option if the exercise price has been paid for by tendering Shares to the Company. Any restoration stock option will cover the number of Shares tendered in exercising the predecessor option and may include the number of shares withheld to settle appropriate tax withholding, with the stock option purchase price set at the then-current Fair Market Value, and will not extend beyond the remaining term of the original option.

  (c) Stock Appreciation Rights--An SAR shall represent a right to receive a payment, in cash, Shares or as a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement, except if an SAR is granted retroactively in tandem with or in a substitution for a stock option, the designated Fair Market Value in the applicable award agreement may be no lower than the Fair Market Value on the date such stock option was granted. The Committee shall never grant an SAR in conjunction with a stock option which permits more than one-half of the gain in the market price from the time of grant to the time of exercise to be paid in the form of a cash payment for any individual optionee with respect to any single grant. In lieu of exercising such SAR, an optionee to whom the SAR is granted by the Committee may elect to purchase all, or any portion of, such shares at the date of exercise.

  (d) Restricted Stock Awards--An RSA shall represent an award made in Shares or denominated in units equivalent in value to Shares. All or part of any RSA will be subject to conditions and restrictions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, and/or the achievement of performance goals which may be measured based on absolute Company or business unit performance or based on comparative performance with other companies. Among the performance measures that may be used are total stockholders' return, earnings and revenue growth, and performance ratios such as profit return on assets, stockholders' equity or revenues.

7. DIVIDENDS AND DIVIDEND EQUIVALENTS

  The Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or share equivalents.

8. PAYMENTS AND PAYMENT DEFERRALS

  Payment of awards may be in the form of cash, Shares, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in share equivalents.

9. TRANSFERABILITY

  Awards granted under the Plan that are intended to qualify under Rule 16b-3 promulgated under the 1934 Act ("Rule 16b-3") shall not be transferable or assignable other than by will or the laws of descent and distribution, or as may otherwise be permitted by Rule 16b-3. Awards granted under the Plan that are not intended to qualify under Rule 16b-3 shall not be transferable or assignable other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of particular awards: (a) by gift or other transfer to (i) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest or (ii) a spouse or other immediate relative; (b) pursuant to a qualified domestic relations order; and
(c) as may otherwise be permitted by Rule 16b-3; provided, however, that any award so transferred shall continue to be subject to all the terms and conditions contained in the agreement evidencing such award. And, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distribution under the Plan upon the death of the participant.

10. CHANGE-IN-CONTROL

  The Committee may provide for appropriate adjustments (including the acceleration of vesting) and settlements of awards, either at the time an award is granted or at a subsequent date, either in contemplation of or in the event that the Company undergoes a change in control or is not to be the surviving corporation in a merger or consolidation with another corporation, or in the event of a liquidation or reorganization of the Company.

11. AWARD AGREEMENTS

  Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event the participant's employment terminates, and any Company authority to amend, modify, suspend, cancel or rescind any award. The Committee need not require the execution of any such agreement, in which case acceptance of the award by the respective participant shall constitute agreement by the participant to the terms of the award.

12. PLAN AMENDMENT

  The Committee may terminate or amend the Plan or any portion thereof at any time, including but not limited to amendments to the Plan necessary to comply with the requirements of Section 16(b) of the 1934 Act, except that the Committee may not materially increase the maximum number of Shares which may be issued under the Plan, extend the maximum period during which any award may be exercised, decrease the minimum option price to less than the Fair Market Value of the underlying security on the date of the grant of the option or change the employees or class of employees eligible to participate in the Plan without stockholder approval as required by Rule 16b-3 of the 1934 Act. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, adversely affect his or her rights under an award previously granted. Notwithstanding the foregoing, stockholder approval under this Section 12 shall only be required at such time as Rule 16b-3 of the 1934 Act, as such Rule may be amended from time to time, shall require the approval of the stockholders of the Corporation to any material amendment to any employee benefit plan of the Corporation or as necessary to continue to qualify compensation payable under the Plan for purposes of section 162(m) of the Code.

13. TAX WITHHOLDING

  The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of Shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law or such greater amount of withholding as the Committee shall determine from time to time, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholding, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such award.

14. OTHER BENEFIT AND COMPENSATION PROGRAMS

  Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

15. REGULATORY APPROVALS

  The implementation of the Plan, the granting of any award under the Plan, and the issuance of Shares upon the exercise or settlement of any award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the Shares issued pursuant to it.

16. FUTURE RIGHTS

  No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the participant at any time with or without cause.

17. GOVERNING LAW

  The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

18. SUCCESSORS AND ASSIGNS

  The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors. However, no award or other interest in the Plan may be assigned, pledged or otherwise alienated, except to the extent permitted in accordance with Section 9 of the Plan and the applicable award agreement.

19. EFFECTIVE DATE AND STOCKHOLDER APPROVAL OF PLAN

  The Plan shall become effective as of April 13, 1995, subject to the approval and ratification of the Plan at the Annual Meeting of Stockholders of the Company held April 13, 1995, by the affirmative vote of the majority of the Shares voting at the meeting. The Plan shall remain in effect until terminated by the Board. If the Plan is terminated, the terms of the Plan and rights of participants shall continue to apply to all awards made prior to such termination.

                                   EXHIBIT B

                   1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                              HARTMARX CORPORATION

1. PURPOSE OF THE PLAN

  The purpose of the 1995 Stock Plan for Non-Employee Directors (the "Plan") is to promote the interests of Hartmarx Corporation, a Delaware corporation (the "Company") and its stockholders by providing non-employee directors of the Company with opportunities to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining highly qualified individuals who are not employees of the Company for service as members of the Board of Directors.

2. AVAILABLE SHARES OF COMMON STOCK

  a) Limitations--The aggregate number of shares of Common Stock of the Company ("Shares") subject to Director Stock Options ("DSOs") and Director Deferred Stock Awards ("DDSAs") which may be issued to participants under the Plan shall be 325,000 Shares.

  b) Usage and Replenishment--Shares subject to an award under the Plan which is forfeited, expires, or is canceled shall remain available for the granting of other awards. Any Shares tendered, either actually or by attestation, by a director as full or partial payment made to the Company in connection with any exercise of a stock option under the Plan shall increase the number of Shares available under the Plan. Any Shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares of Common Stock, and no fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlements of awards under the Plan.

  c) Adjustments--The Board, as it deems appropriate to meet the intent of the Plan, may make such adjustments to the number of Shares available under the Plan and to any outstanding DSOs and DDSAs, provided such adjustments are consistent with the effect on other stockholders arising from any corporate restructuring or similar action. Such actions may include, but are not limited to, any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other changes affecting the common stock. The Board may also, when similarly appropriate, make such adjustment in the exercise price of outstanding DSOs and DDSAs as it deems necessary to preserve the rights of participants under the Plan.

3. PLAN ADMINISTRATION

  The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the Securities and Exchange Act of 1934 (the "1934 Act") and accordingly is intended to be self governing. To this end, the Plan is intended to require no discretionary action by any administrative body with regard to any transaction under the Plan. If any questions of interpretation arise, they shall be resolved by the members of the Board of Directors who are not eligible to participate in this Plan.

4. ELIGIBILITY

  All active members of the Company's Board of Directors who are not employees of the Company or any of its subsidiaries or affiliates ("Outside Directors") as of the date of a grant shall be eligible to participant in the Plan.

5. FAIR MARKET VALUE

  "Fair Market Value" for all purposes under the Plan shall mean the average of the high and low prices of a Share as reported in The Wall Street Journal or similar readily available public source for the date in question. If no trading of Shares occurred on such date, the average price of a Share as reported for the preceding day on which sales of Shares were made shall be used. "Dividend Equivalent Crediting Price" is such Fair Market Value on a dividend payment date.

6. DIRECTOR STOCK OPTIONS

  a) Subject to the terms and conditions of the Plan, each Outside Director shall be granted a DSO as of each date of his or her election to the Board. The number of Shares subject to a DSO granted to a director each date shall be equal to the greater of 1,000 or the number of whole Shares as shall be determined by dividing such director's Retainer for such period by the Fair Market Value of a Share on the date of grant.

  b) DSOs shall also be granted to each Outside Director on each date of his or her election to the Board, to the extent that the director has irrevocably chosen to receive a DSO in lieu of all or part of his or her Retainer. This irrecovable choice must be made consistent with the requirements for exemption under Rule 16b-3 promulgated under the 1934 Act. The number of shares covered by such a DSO shall be equal to the nearest number of whole Shares determined in accordance with the following formula:

                Retainer amount to be Received as a DSO
                                                   =  Number of
                Fair Market Value minus $1.00         Shares

  c) A DSO shall represent a right to purchase a specified number of Shares during a period which shall expire along with all rights to purchase shares thereunder ten years after the date such option is granted. The purchase price of each Share subject to a DSO shall equal the Fair Market Value of the Share at the time such option is granted and shall not be less than the par value thereof, except that the purchase price of each Share subject to a DSO granted under Section 6(b) shall be $1.00. DSOs shall be exercisable in full six months after the date of grant. Notwithstanding the foregoing, a DSO shall become exercisable in full upon the director's death, disability or termination of service on the Board and shall remain exercisable for a period of three years. The Shares covered by a stock option may be purchased at the time of the exercise by cash payment or such other method permitted by the Company, including (i) tendering (either actually or by attestation) Shares valued at the Fair Market Value at the date of exercise; (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or
(iii) any combination of the above.

7. DIRECTOR DEFERRED STOCK AWARDS

  DDSAs shall consist of credits of share units ("Units") to a deferred stock award account established for each eligible director. Each Unit shall represent the equivalent of one Share. Each Outside Director shall be granted one hundred fifty (150) DDSA Units on each date of his or her election to the Board. Dividend equivalents earned on DDSAs will be credited as additional Units as provided in Section 8. Upon a director's death, disability or termination of service on the Board, all Units in his or her deferred stock award account, including Units arising from dividend equivalents, shall be paid to the director in Shares equal in number to the total number of whole Units in his or her account. Any fractional Unit shall be paid in cash equal to the Fair Market Value of such fractional Unit as determined consistent with the method used to determine the Dividend Equivalent Crediting Price in Section 8.

8. DIVIDEND EQUIVALENTS

  Shares covered by outstanding DSOs granted under Section 6(b) and Shares represented by DDSA Units may earn dividend equivalents.

  a) For Shares covered by an eligible DSO outstanding on a dividend record date for Common Stock of the Company, the optionee shall receive a cash payment equal to the amount of dividends that would have been paid had such option Shares been issued and outstanding on such dividend record date. When dividends offered on Common Stock of the Company are not to be paid in cash, the dividend equivalent amount shall be determined as follows:

    (i) Where the dividend has been offered in Common Stock of the Company, the dividend equivalent shall be the amount resulting from multiplying the Dividend Equivalent Crediting Price times the number of Shares (including any fractional share) that would have been issued to the optionee had the option Shares been issued and outstanding on the dividend record date.

    (ii) Where the dividend has been offered in property other than cash or Common Stock of the Company, the dividend equivalent shall consist of a cash payment to the optionee equal to the fair market value (as the Committee shall determine in its absolute discretion) of the property which would have been payable to the optionee had the option Shares been issued and outstanding on the dividend record date.

  (b) Dividend equivalents earned on DDSA Units shall be credited to each director's deferred stock award account as Units or fractional Units. The dividend equivalent amount shall be determined as follows when dividends are not paid in Shares:

    (i) Where the dividend has been offered in cash, the number of corresponding Units or fractional Units to be credited to the director's deferred stock award account shall equal the quotient obtained by dividing the cash dividend which would have been payable on the Shares represented by Units already credited to the director's deferred stock award account by the Dividend Equivalent Crediting Price.

    (ii) Where the dividend has been offered in property other than cash or Common Stock of the Company, the number of corresponding Units or fractional Units to be credited to the director's deferred stock award account shall equal the quotient obtained by dividing the fair market value (as the Committee shall determine in its absolute discretion) of the property which would have been payable on the Shares represented by the Units already credited to the director's deferred stock award account by the Dividend Equivalent Crediting Price.

  As used in this Plan, "Retainer" is the cash amount which the director will be entitled to receive for serving as a director from the last date of his or her election to the Board until the next Annual Meeting of the Stockholders of the Company, but shall not include DDSAs granted under this Plan, fees for attendance at meetings of the Board and fees associated with service on any Committee for the Board or with any other services to be provided by the Company.

9. TRANSFERABILITY

  Awards granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, and as may otherwise be permitted by Rule 16b-3 promulgated under the 1934 Act; provided, however, that any award so transferred shall continue to be subject to all the terms and conditions contained in the agreement evidencing such award.

10. AWARD AGREEMENTS

  Awards under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe.

11. PLAN AMENDMENT

  The Board may suspend or amend the Plan if deemed to be in the best interests of the Company and its stockholders; provided, however, that (i) no such amendment may impair any participant's right regarding any outstanding DSO or DDSA without his or her consent, and (ii) the Plan may not be amended more than once every six months, and only to the extent such amendment is permitted by Rule 16b-3(c)(2)(ii)(B), or its successor, under the 1934 Act.

12. REGULATORY APPROVALS

  The implementation of the Plan, the granting of any award under the Plan, and the issuance of Shares upon the exercise or settlement of any award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the Shares issued pursuant to it.

13. FUTURE RIGHTS

  Neither the Plan nor any action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, expressed or implied, that the Company shall retain a participant for any period of time, or at any particular rate of compensation as a member of the Board. Nothing in this Plan shall in any way limit or affect the right of the Board or the stockholders of the Company to remove any Participant from the Board or otherwise terminate his or her service as a member of the Board.

14. GOVERNING LAW

  The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

15. SUCCESSORS AND ASSIGNS

  The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors. However, no award or other interest in the Plan may be assigned, pledged or otherwise alienated, except to the extent permitted in accordance with Section 9 of the Plan and the applicable award agreement.

16. EFFECTIVE DATE AND STOCKHOLDER APPROVAL OF PLAN

  The Plan shall become effective as of April 13, 1995, subject to the approval and ratification of the Plan at the Annual Meeting of Stockholders of the Company held April 13, 1995 by the affirmative vote of the majority of the Shares voting at the meeting. The Plan shall remain in effect until terminated by the Board. If the Plan is terminated, the terms of the Plan and the rights of participants shall continue to apply to all outstanding DSOs and DDSAs granted prior to such termination.

                                      LOGO

       PROXY SOLICITED BY THE BOARD OF DIRECTORS OF HARTMARX CORPORATION

     Elbert O. Hand, Homi B. Patel, Mary D. Allen, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 13, 1995, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

     (1)  ELECTION OF DIRECTORS

     __ FOR all nominees listed below (except as marked to the contrary below):
                                      ----------------------------------------

     A. Robert Abboud    Elbert O. Hand      Charles Marshall    Homi B. Patel
     Letitia Baldrige    Donald P. Jacobs    Charles K. Olson    Stuart L. Scott
     Jeffrey A. Cole     Miles L. Marsh      Talat M. Othman     Sam F. Segnar
     Raymond F. Farley

 To withhold authority to vote for any individual nominees write names in the
 ----------------------------------------------------------------------------
                                 space below.
                                 ------------

     ___________________________________________________________________________

     __ WITHHOLD AUTHORITY to vote for all nominees listed above.

     (2)  TO ADOPT the 1995 Incentive Stock Plan (Item (2) of Notice of Annual
          Meeting).                              -----------------------------
          ---------

          __ FOR       __ AGAINST       __ ABSTAIN

     (3)  TO ADOPT the 1995 Stock Plan for Non-Employee Directors (Item (3) of
          Notice of Annual Meeting).                              ------------
          --------------------------

          __ FOR       __ AGAINST       __ ABSTAIN


                 (Continued, and to be signed, on other side)
                 --------------------------------------------


     (4) TO RATIFY the appointment of independent auditors (Item (4) of Notice of Annual Meeting).

          __ FOR       __ AGAINST       __ ABSTAIN

     (5) TO TRANSACT such other business as may properly come before the meeting.


     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO CHOICE IS SPECIFIED IT WILL BE VOTED FOR ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS AND IN FAVOR OF THE PROPOSALS SET FORTH IN ITEMS (2), (3) and (4).

Dated this ___ day of ____________, 1995


______________________________ (Seal)     ______________________________ (Seal)
(Signature of Stockholder)                (Signature of Stockholder)
- --------------------------                --------------------------




Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.

                               GRAPHICS APPENDIX

1. PHOTOS OF THE DIRECTORS AND NOMINEES FOR DIRECTORS APPEAR TO THE LEFT OF EACH RESPECTIVE NAME ON PAGES 2, 3 AND 4.